REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KETNER GLOBAL INVESTMENTS, INC.
(Name of small business issuer in its charter)

8711
Primary Standard Industrial Classification Code Number

Nevada	20-4130012
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1100 North University Avenue
Suite 135
Little Rock, Arkansas
With a copy to:
Michael Stolzar, Esq	72207
Karlen & Stolzar, LLP	(Zip code)
1 North Broadway, Suite 800
White Plains, New York 10601
(Address of principal executive offices)

Issuer's telephone number: 1-800-280-8192 or 1-501-553-9198 (outside the U.S.)

SEC File Number: 333-139015

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1) (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock offered by our Selling Stockholders	349,140	$.50	$174,570	$18.69

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS
KETNER GLOBAL INVESTMENTS, INC.

The selling shareholders are offering up to 349,140 shares of common stock. The selling shareholders will offer and sell their shares at $.50 per share until our shares are quoted on the OTC Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2006.

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Ketner Global Investments, Inc. was incorporated in the state of Nevada on December 30, 2005. On January 1, 2006, Ketner Global Investments, Inc. formally commenced operations at the address of 3904 Warwick, Colleyville, Texas 76034. On August 31, 2006, the company moved its corporate office to Little Rock, Arkansas.

Our current address is 1100 North University Avenue, Suite 135, Little Rock Arkansas, 72207, and our phone number is 1-800-280-8192.

Business

We are an engineering and management consulting company providing services for, but not limited to, large scale manufacturing industries. Our clients are typically in the aircraft and automotive industries. We offer a complete cradle to grave consulting service that encompasses all disciplines of the Design, Engineering and Manufacturing process which specializes in the use of CADCAM (Computer aided design computer aided manufacturing). Some examples of the types of services our officers have offered in the past, and which Ketner Global Investments, Inc. intends to offer in the future but not limited too are as follows:

Initial design and development in automotive styling studios including ‘Class A’ surface design and development, Wind tunnel model design and production, Sheet metal design for body in White, and conventional stampings, Numeric Control Programming for production, tooling, composite and conventional tooling and manufacturing methods, Interior aircraft design and development including follow through to manufacturing processes, Primary Structural Design for aircraft, plastic injection molding design and development including follow through to the manufacturing processes with accompanying tool design, Research and Development of practicality issues from new manufacturing processes, CADCAM support for CATIA (Computer aided three dimensional interactive application).

We not only provide specific consulting work for these processes, but also offer a product lifecycle management as well. Our engineering services are not limited to the automotive and aircraft industry. The use of CADCAM technology today can be seen in many disciplines of the design and manufacturing processes, and Ketner Global Investments, Inc. has the ability through the company’s staff to accommodate almost any need in these types of environments.

We also intend to invest in companies within these industries that we provide engineering consulting work. Currently, our primary revenue generation is done by consulting for these larger firms. On April 17, 2006 the company signed a contract with Dassault Falcon Jet, a major aircraft manufacturer in Little Rock Arkansas. The contract is a “Time and Material” type contract in which Ketner Global Investments, Inc. has been contracted to aid in the reduction of delivery times for aircraft produced at this facility by providing engineer consulting personnel that specialize in this field.

We are:

•	An Engineering Consulting firm
•	Searching for investments in companies we provide consulting work
•	Seeking additional contracts in the engineering and manufacturing environments.

Since our inception, we have devoted our activities to the following:

•	Developing our business plan for North and South American Markets
•	Providing Engineering consulting services
•	Pursuing additional Engineering Consulting Contracts
•	Developing our long term business strategies in the Global Market place

Currently, 100% of the company’s revenue is being generated from Dassault Falcon Jet, with whom we have a contract. If the company losses this customer, there is substantial doubt that the company can continue as a going concern. Our independent auditors have indicated that there is substantial doubt about our ability to continue as a going concern over the next twelve months.

The Offering

As of the date of this prospectus, we have 5,000,000 shares of common stock authorized, and 4,349,340 of common stock outstanding.

The selling shareholders are offering up to 349,140 shares of common stock. The selling shareholders will offer and sell their shares at $.50 per share until our shares are quoted on the OTC Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities. We will not receive any proceeds of the sale of these securities.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

FOR THE YEAR ENDED DECEMBER 31, 2006 AND FOR THE PERIOD DECEMBER 30, 2005 (INCEPTION) TO
DECEMBER 31, 2005

	DECEMBER 31,
	2006	2005

REVENUES	$69,250	$--
TOTAL OPERATING EXPENSES	148,359	--
INTEREST EXPENSE (NET)	1,796	--
TOTAL OTHER EXPENSE	33,281	--
NET LOSS	$(114,186)	$--

BALANCE SHEETS AS OF DECEMBER 31, 2006 AND 2005

	DECEMBER 31,
	2006	2005

TOTAL ASSETS	$83,556	$4,913
TOTAL LIABILITIES	108,799	4,833
ACCUMULATED DEFICIT	(114,186)	--
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(25,243)	80
TOTAL LIABILITIES, STOCKHOLDERS’ (DEFICIT)	$83,556	$4,913

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Our common stock is not currently quoted on the OTCBB and no market may ever develop for our stock.

We are a new and expanding company with limited revenues and a limited history of operations. Our poor financial condition raises substantial doubt about our ability to continue as a going concern. You will be unable to determine whether we will be able to continue to grow, be profitable, or continue as a going concern.

We are a new and expanding company that as of December 31, 2006, has had limited cash generation, and had limited cash on hand. We have shown a net loss for the year ended December 31, 2006 of $114,186.

We did raise $15,187 in cash from a private offering of our shares between January 2006 and September 2006 in order to commence operations. To stay and become more profitable we will need to continually secure and maintain contracts in our market place. We also hope to be able to raise additional funds from an offering of our stock in the future to expedite the company’s growth. We have no agreements, commitments or understandings in place concerning this type of offering. This offering may not occur, or if it occurs, may not raise the required funding to expedite the company’s growth.

Our ability to continue as a going concern is dependent on our ability to continually secure and maintain contracts in our market place, however we may not be able to maintain and secure contracts in the future. Our independent auditors have indicated that there is substantial doubt about our ability to continue as a going concern over the next twelve months. Our limited history of operations, and limited available funds on hand could inhibit our ability to achieve our business plans. Because we have only a limited history of operations, an investor cannot determine if we will stay profitable, and continue as a going concern.

We have a limited history of operations, and currently only have one contract.

We currently generate all of our revenue from our contract with Dassault Falcon Jet, and the loss of this single contract could eliminate all of our revenue sources.

We may be unable to successfully implement our business plan as described. We will also be subject to all the risks, uncertainty and lack of standing generally associated with new enterprises. Despite the facts that our management team has experience in many faucets of our business, there can absolutely be no assurance that we will be able to survive and operate profitably in the highly competitive and rapidly changing business environment in which we intend to engage.

We will be competing with others and perhaps more established companies endeavoring to provide similar services to our potential customers.

Many of these organizations may be larger and possess greater resources, reputation and experience in our industry. Accordingly, there can be no assurance that we will be able to penetrate our market and operate profitable according to our business plan.

We face risk associated with the investments we may make in other companies in accordance with our business plan set forth below.

Should the companies in which we invest fail to do well or should their securities fail to appreciate in price or value, we may lose substantial funds from investments in these securities.

We face risks associated with the marketing, and sale of our services internationally, and if we are unable to effectively manage these risks, it could impair our ability to expand our business abroad.

We expect that the sales of our services to manufacturers and or clients internationally will be significant to our continued growth. It will require significant management attention and financial resources to successfully develop our international clients. In addition, the marketing and sales of our services internationally expose us to a number of markets with which we have limited experience. If we are unable to effectively manage these risks, it could impair our ability to grow our business abroad. These risks include:

•	Difficult and expensive compliance with the commercial and legal requirements of international markets, with which we may have only limited experience;

•	Inability to obtain, maintain or enforce intellectual property rights;

•	Encountering trade barriers such as tariffs, taxes and other restrictions and expenses, which could affect the competitive pricing of our services and reduce our market share in some countries;

•	Fluctuations in currency exchange rates relative to the United States dollar;

•	Difficulty in recruiting and retaining individuals skilled in international business operations;

•	Increased costs associated with maintaining international marketing efforts;

•	Difficulty of enforcing revenue collection internationally; and

•	Inability to develop, market, and sell our services in international markets due to, for example, third-party intellectual property rights.

We expect that a large portion of our international sales will be denominated in United States dollars. As a result, increases in the value of the United States dollar relative to foreign currencies would cause our products to become less competitive in international markets and could result in limited, if any, sales and profitability.

Because insiders control our activities, they may cause us to act in a manner that is most beneficial to them and not to outside shareholders, which could cause us not to take actions that outside investors might view favorably.

Our executive officers, directors, and holders of 5% or more of our outstanding common stock beneficially own approximately 80% of our outstanding common stock. As a result, they effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

Our management decisions are made by our founder and President, Mr. James Ketner, if we lose his services, our revenues may be substantially reduced.

The success of our business is dependent upon the expertise of our President, Mr. Ketner. Because Mr. Ketner is essential to our operations, you must rely on his management decisions. Mr. Ketner will continue to control our business affairs after this filing. We have not obtained any key man life insurance relating to Mr. Ketner. If we lose his services, we may not be able to hire and retain another President with comparable experience. As a result, the loss of Mr. Ketner’s services could reduce our revenues. We have no written employment agreement or covenant not to compete with President Ketner.

Because our common stock is considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

We are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Sales of our common stock under Rule 144 could reduce the price of our stock.

There are 349,140 shares of our common stock held by non-affiliates and approximately 4,000,000 shares of our common stock held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

349,140 of our shares being held by non-affiliates are being registered under this registration statement and will be available for sale when the registration statement is declared effective. All of our shares held by affiliates will be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least one year, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to resale under Rule 144(k) for non-affiliates holding unregistered shares for at least two years. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. All members of the board of directors are not independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a penny stock issuer and thus we may not rely on the statutory safe harbor from liability for forward-looking statements. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with this offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Not applicable. The selling stockholders may offer their shares through public or private transactions, on or off OTCBB, at prevailing market prices, or at privately negotiated prices.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchase in a single private placement exempt from registration under section 4(2) any of the Securities Act of 1933 for $.10 to $.50 when the company was organized. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Name	Number of Shares being Registered [1] [2]

Jacqueline Alain	1,000
William C. Cunningham III	1,000
Eric Hanson	400
Tommy Hanson	400
Gary W. Jones	200
Tracy K. Joseph	400
Jonathan Keenan	1,000
Adam S. Kirosingh	2,940
Gayla Moss	200
Matrix Developers Inc.	300,000
Bryan O’Clair	500
Jennifer O’Clair	500
Dick Owston	200
Pag & Pag, Inc.	8,000
Rodrigo J. Rameriz	10,000
Chad Thadea	200
Eilleu Thadea	200
David Thadeu	2,000
Greg Wallis	20,000
TOTAL	349,140

 [1]  All shares owned by each selling shareholder are being registered and, if sold, no selling shareholder will own any of our stock after this offering. No shareholder has any relationship with us. Each listed shareholder own less than 6% of the company’s total outstanding stock.

[2]  Based upon 4,349,340 shares outstanding as of December 31, 2006, each shareholder listed except for Matrix Developers, Inc owned under ½ of 1% of the outstanding shares.
Matrix Developers Inc, owned 6.9%.

Blue Sky

Thirty-five states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor's Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Nevada, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

All our shareholders currently reside in these states or outside the U.S. We intend to make appropriate filings in California, Illinois and Georgia, or comply with all secondary trading exemptions in such states, to permit sales of the securities registered in this offering.

PLAN OF DISTRIBUTION

The selling shareholders are offering up to 349,140 shares of common stock. The selling shareholders will offer and sell their shares at $.50 per share until our shares are quoted on the OTC Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not currently quoted on the OTCBB. No market may ever develop for our stock. The selling stockholders may sell any of its common shares offered under this Prospectus from time to time. Sales may be made directly or through brokers or dealers in connection with trades by the selling stockholders through the OTCBB or otherwise. To the extent required by applicable law, a supplement to the Prospectus relating to the common shares being offered will set forth the terms of the offering of the common shares, including the name or names of any underwriters, dealers or agents, the purchase price of the common shares and the proceeds to the selling stockholders from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

If dealers are used in the sale of common shares with respect to which this Prospectus is delivered or with respect to any block trades, the selling shareholder will sell such common shares to the dealers as principals. The dealers may then sell such common shares to the public at varying prices to be determined by such dealers at the time of resale. The name of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to the extent required by law.

In connection with the sale of the common shares, agents may receive compensation from the selling stockholders or from purchasers of common shares for whom they may act as agents in the form of discounts, concessions or commissions. Agents and dealers participating in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts or commissions received by them from the selling shareholder and any profit on the resale of the common shares by them may be deemed to be underwriting discounts or commissions under such Act.

Upon our being notified by a selling stockholders of any change in the identity of the selling stockholders or that any material arrangement has been entered into with a broker or dealer for the sale of any common shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing: (i) the names of such brokers or dealers, the number of common shares to be sold; (ii) the price at which such common shares are being sold; (iii) the commissions paid or the discounts or concessions allowed to such brokers or dealers; (iv) where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented or amended; (v) any change in the identity of the selling stockholders; and other facts material to the transaction.

Agents and dealers may be indemnified under agreements entered into with the selling shareholder against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents and dealers may be customers of, engage in transactions with, or perform services for the selling shareholder in the ordinary course of business.

OTC Bulletin Board Considerations

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can de-list issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASDAQ cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
James Ketner	40	President/CEO/Chairman
Michelle LynRay	34	Secretary/Treasurer/Director
John Mastoloni	37	VP/Director
Alexander Borges dos Santos	45	VP/Director

Mr. Ketner joined us in December 2005 as the President, CEO and Chairman of the Board of directors. He has served as an engineering consultant for large fortune 500 companies for the last 18 years. Mr. Ketner directed a privately owned company for 14 years before going into semi-retirement in 2002. In his capacity as President and CEO, Mr. Ketner currently devotes approximately 100% of his time to our business and anticipates that during the next 12 months he will devote approximately 100% of his time to our business. Mr. Ketner will continue to be able to devote the time necessary to Ketner Global Investments to assure successful implementation of our business plan.

Ms. LynRay joined us in May 2006. For over 9 years, she directed as an owner, operator, and manager of a privately held small business. She has a successful track record of directing a business to achieve profitability and growth through marketing, sales and management skills. In her capacity as Secretary/Treasurer/Director, Ms. LynRay currently devotes approximately 100% of her time to our business and anticipates that during the next 12 months she will devote approximately 100% of her time to our business.

Mr. Mastoloni joined us in December 2005. He has over 15 years of experience consulting companies to achieve their goals in today’s high end rendering and computing environments. Mr. Mastoloni founded M2 systems in 1998, a company which initially provided services to the jewelry industry. Mr. Mastoloni diversified M2 systems into a multi million dollar company which touches many different industries such as medical, aerospace, automotive, and various manufacturing and design corporations as well as the jewelry industry. Mr. Mastoloni currently has a limited participation in Ketner Global Investments, but will be devoting more of his time in the near future.

Mr. Borges joined us in December 2005. He has over 29 years of experience as an architectural engineer in the design and construction industry. He has a proven track record of managing projects from initial conception to project management, while maintaining organization, scheduling, and project financing. Mr. Borges has been a consultant for several architectural firms in New York City. Mr. Borges currently has a limited participation in Ketner Global Investments, but will be devoting more of his time in the near future as the company’s South American operations mature.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for all persons is 1100 North University Avenue, Suite 135, Little Rock, Arkansas 72207.

Shareholders	# of Shares	Percentage
James Ketner	3,900,000	90%
Michelle LynRay	80,000	1.8%
John Mastoloni	10,000	Less than 1%
Alexander Borges dos Santos	10,000	Less than 1%
Matrix Developers, Inc.	300,000	6.9%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 4,349,340 shares of common stock outstanding as of December 31, 2006.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws as they relate to our capital structure. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We have 5,000,000 authorized shares of common stock with $.001 par value. As of December 31, 2006, there were 4,349,340 shares of our common stock issued and outstanding. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders' meeting. Holders of our shares of common stock do not have cumulative voting rights.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control. There are no conversions, preemptive or other subscription rights or privileges with respect to any shares.

INTEREST OF NAMED EXPERTS AND LEGAL MATTER

The balance sheets as of December 31, 2006, and December 31, 2005, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2006 and for the period from December 30, 2005 (inception) to December 31, 2005 included in this prospectus have been audited by Seligson & Giannattasio, LLP, an independent registered public accounting firm, to the extent set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the Common Stock offered hereby will be passed upon for the Selling Shareholders by Karlen & Stolzar, LLP.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development

Ketner Global Investments, Inc. was incorporated in the state of Nevada on December 30, 2005. On January 1, 2006, Ketner Global Investments, Inc. formally commenced operations at the address of 3904 Warwick, Colleyville, Texas 76034. On August 31 2006, the company moved its corporate office to Little Rock Arkansas.

Our current address is 1100 North University Avenue, Suite 135, Little Rock Arkansas, 72207, and our phone number is 800-280-8192.

We are an engineering and management consulting company providing services for, but not limited to, large scale manufacturing industries. Our clients are typically in the aircraft and automotive industries. We also intend to invest in companies within these industries that we provide engineering consultant work for. Currently, our primary revenue generation is done by consulting for these larger firms. On April 17, 2006 the company signed a contract with Dassault Falcon Jet, a major aircraft manufacturer in Little Rock Arkansas. The contract is a “Time and Material” type contract in which Ketner Global Investments, Inc. has been contracted to help in the reduction of delivery times for aircraft produced at this facility by providing engineer consulting personnel that specialize in this field.

We are:

•	An Engineering Consulting firm
•	Searching for investments in companies we provide consulting work
•	Seeking additional contracts in the engineering and manufacturing environments.

Since our inception, we have devoted our activities to the following:

•	Developing our business plan for North and South American Markets
•	Providing Engineering consulting services
•	Pursuing additional Engineering Consulting Contracts
•	Developing our long term business strategies in the Global Market place

Planned Marketing and Future Business Development

Ketner Global Investments, Inc. relies heavily on the officers past experience and past contacts to maintain continued and obtain new contacts in the engineering consulting fields. The officers of the company have extensive experience in these fields. The company will also rely on the officer’s historic performance and reputation with past customers to continually obtain and maintain these types of contracts. Ketner Global Investments, Inc. also relies on the officer’s experience in conducting business in North and South American to position the company competitively in these emerging markets.

We intend to consult initially in North America.

Competition

We compete with other engineers and engineering firms with similar background and experience in the engineering consulting environments. Some of our competitors are more established and have substantially greater resources than us. We have a limited history of operations, and currently only has one major contract with Dassault Falcon Jet in Little Rock Arkansas. The loss of this single contract could adversely affect the company in its ability to continue as a going concern.

Ketner Global Investments, Inc. intends to compete by offering the most experienced and talented individuals in the field of engineering consulting.

Employees

Currently the Company does not have any employees, other than the following:

James Ketner-President/CEO/Chairman
Michelle LynRay- Secretary/Treasurer/Director

MANAGEMENT’S DISSCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the audited Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

The Company recognizes revenue as services are performed. Currently, revenue is recognized for services rendered pursuant to a contract with Dassault Falcon Jet, a major aircraft manufacturer in Little Rock, Arkansas. The contract is a “Time and Material” type contract in which the Company has been contracted to help in the reduction of delivery times for aircraft produced at this facility by providing engineer consulting personnel that specialize in this field. This contract currently represents the sole source of revenues for the Company.

The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt, and Equity Securities”. Under this standard, certain investments in debt and equity securities are reported at fair value. The Company’s marketable securities, which consist primarily of investments in the stock of public companies, are reported as securities available for sale. The unrealized gain on these securities is reflected as a separate component of shareholders’ equity and any changes in their value are included in the comprehensive loss. At December 31, 2006, the marketable securities consisted of the following:

Cost	$6,440
Gross unrealized gain	776
Market value	$7,216

Cost used in the computation of realized gains and losses is determined using the average cost method. There were sales of marketable securities during the year ended December 31, 2006, in the amount of $160,963, resulting in net losses of $33,281.

Fixed assets are recorded at cost. Depreciation and amortization generally are reported on a straight line method for the various assets: Furniture, fixtures and equipment; 7 years, and computer equipment and automobile; 5 years. Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

The Company has a number of financial instruments. The Company estimates that the fair value of all financial instruments at December 31, 2006 and 2005 does not differ materially from the aggregate carrying values of these financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

The Company’s deferred income taxes arise primarily from the differences in the recording of net operating losses, capital loss and depreciation expense for financial reporting and income tax purposes. Income taxes are reported under the liability method pursuant to SFAS No. 109 “accounting for income taxes”. A valuation allowance is provided when the likelihood of realization of deferred tax assets is not assured. The Company has provided for a valuation allowance totaling approximately $13,338.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company calculates earnings (loss) per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings (loss) per share was computed by dividing net income (loss) by the weighted average number of common shares outstanding. At December 31, 2006 and 2005, there were no potentially dilutive shares excluded from the calculation of earnings (loss) per share.

Special Information Regarding Forward Looking Statements

Some of the statements in this Management’s Discussion are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a penny stock issuer and thus we may not rely on the statutory safe harbor from liability for forward-looking statements. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with this offering.

Results of Operations

Ketner Global Investments, Inc. (‘the company’) was formed on December 30th, 2005. The company is an engineering and management consulting company providing services for, but not limited to, large scale manufacturing industries. Our clients are typically in the aircraft and automotive industries. We also intend to invest in companies within these industries that we provide engineering consultant work for. Currently, our primary revenue generation is done by consulting for these larger firms.

For the year ending December 31, 2005, the company generated no revenues. The company formally commenced operations on January 1, 2006 and began perusing engineering contract consulting work in the United States.

The Company incorporated December 30, 2005, with 5,000,000 shares of authorized common stock with a par value of $.001. During 2005, 4,000,000 shares were issued to officers and directors of the Company. During 2006, the Company sold 349,340 shares of common stock at various prices per share, in private sales, in order to finance the Company’s initial operations. The shares sold during 2006 included 300,000 which were issued to Matrix Developers, Inc. at a price below the market value on the date of issuance in recognition of consulting services performed. The issuance of the shares have been reported at the market value on the date of issuance and include consulting services totaling $69,000 which was charged as consulting expense in 2006.

On April 17, 2006, the company entered into an agreement to provide engineering consulting for Dassault Falcon Jet Corporation in Little Rock Arkansas. The contract is a ‘Time and Material’ or ‘Cost Plus’ type contract which provides the necessary revenue that Ketner Global Investments, Inc. believes will allow the company to become profitable by the end of the fiscal year, 2007. The contract initially entered into with Dassault Falcon Jet is not for a specific amount, but Ketner Global Investments, Inc. is of the opinion the consulting work provided under this initial agreement would extend to the end of 2009. On August 26, 2006, Dassault Falcon Jet announced the order of 24 additional 700X corporate jets for $1.1 Billion (USD) from Net Jets Europe, a Berkshire Hathaway company. This additional order has the ability of providing Ketner Global Investments, Inc. with consulting work at Dassault Falcon Jet that could last until 2014. Dassault Falcon Jet provides corporate executive jets for the most part to individual clients. Each plane is a “One off” type, so the additional backlog Dassault receives provides Ketner Global Investments, Inc. with the opportunity to continue the design and engineering for each of these aircraft.

While we cannot predict future performance, we believe opportunities exist for growth in the United States and South America. We are continually looking into possible contracts or agreements, which could assist in the Company’s growth.

Revenues from contractual consulting performed for Fiscal 2006 increased by $69,250 or 100% as compared to revenues of $0 from inception in 2005.

Operating losses for Fiscal 2006 increased by $114,186 or 100% as compared to a net loss of $0 from inception in 2005. The losses for 2006 were incurred mainly because of the expenses related to the company becoming a fully reporting publicly traded company.

General and administrative expenses for Fiscal 2006 increased by $40,359, or 100%, as compared to $0 from inception in 2005. The increase is primarily due to commencing and continuing operations for fiscal year 2006.

The company currently has professional fees in the amount of $39,000 for the fiscal year ended December 31, 2006. This is a 100% increase from 2005, the year of the company’s inception. These fees are for both accounting and legal services provided in order for the company to become a fully reporting publicly traded company.

During the year ended December 31, 2006, we issued shares of our common stock with a market value totaling $69,000 to Matrix Developers, Inc. in exchange for consulting services provided. We duly issued a Form 1099 to the recipient of the payments. The agreement with Matrix Developers, Inc. is more fully explained below in the Liquidity and Capital Resources section.

Interest expense for Fiscal 2006 increased by $1,796, or 100%, as compared to inception year 2005. This increase is primarily related to the company incurring debt in the acquisition of assets.

The company’s commencement of operations incurred substantial start-up and operating expenses, which have been partially offset by the revenue generated in the current fiscal year.

As a result of the foregoing, we had a net loss of $114,186 for Fiscal 2006 as compared to $0 from date of inception, 2005.

Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As reflected in the financial statements, losses from December 30, 2005 (inception) to December 31, 2006 aggregated $114,186 and raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s cash flow requirements during this period have been met by contributions of capital and debt financing. Management’s plans include the potential expansion of its business. The Company anticipates that financing will be required for further growth of the company, and currently, no engagements have been made for this financing and the company cannot determine if and when this financing could or will be made available. No assurance can be given that there will be sources of financing available to the company. If the Company is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations.

The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

We are at the initial stages of trying to meet the requirements of the SEC to become a fully reporting company. If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the over the counter bulletin board, or if we have secured a qualification, may lose the qualification and our securities would no longer trade on the over the counter bulletin board. Further, if we fail to meet these obligations and as a consequence we fail to satisfy our SEC reporting obligations, investors will now own stock in a company that does not provide the disclosure available in quarterly and annual reports filed with the SEC and investors may have increased difficulty in selling their stock as we will be non-reporting.

The operating costs we incur consist primarily of rent, professional fees, insurance premiums, consulting fees, and general and administrative expenses. Our ability to operate profitably in the future depends on our ability to maintain current contracts, secure additional contracts in the future, and to raise additional funds. Additionally, we are attempting to streamline our operations and reviewing other possible areas of cost reductions.

Our office space is currently leased through a non-cancelable operating lease which expires December 31, 2008. Rental costs for the premises were approximately $4,208 for the year ended December 31, 2006. The lease agreement calls for a four percent increase each year. The minimum rental expense projected for fiscal 2007 is $5,827.

During Fiscal 2006, we had net cash used in operating activities of $40,643, as compared to $0 for inception in 2005. The increase in cash used in operating activities resulted from an increase in the Company’s net loss, depreciation of assets, loss on sale of securities, and an increase in accrued expenses, partially offset by an increase in accounts receivable.

We had net cash used in investing activities of $43,473 for Fiscal 2006, as compared to $0 for inception in 2005. The net cash used in investing activities during Fiscal 2006 resulted primarily from the purchase of marketable securities and fixed assets.

We had net cash used in financing activities of $86,082 for Fiscal 2006, as compared to $0 for the year of our inception, 2005. The cash used in financing activities during Fiscal 2006 was primarily a result of the payments to the long-term debt, cash received from the issuance of common stock and stock subscriptions received.

As a result of the foregoing, the Company had a net increase in cash of $1,966 during Fiscal 2006 as compared to $0 in 2005.

One of the officer/directors of the Company has made interest free advances to the Company. At the company’s inception in 2005, the officer contributed office furnishings and equipment in the amount of $1,913. During Fiscal 2006, the officer made a loan to the Company, in the amount of $13,000, by way of an automobile trade. As of December 31, 2006, the balance of this loan payable is $12,819. The balance of this loan will be paid as cash flow permits.

Another of the officer/directors of the Company has made interest free advances to the Company. At the company’s inception in 2005, the officer contributed computer equipment in the amount of $3,000. During Fiscal 2006, the officer made a loan to the Company, in the amount of $20,000, by way of an automobile trade. As of December 31, 2006, the balance of this loan payable is $22,298. The balance of this loan will be paid as cash flow permits.

The company entered into notes payable for fixed assets in the amount of $40,098 for Fiscal 2006. There were no purchases made for our inception period in 2005. The notes payable incurred in Fiscal 2006 are primarily for two automobiles that are being repaid at an interest rate of 5.9% and both notes are due to be paid in full by the year 2011.

On January 1, 2006, we entered into an agreement with Matrix Developers, Inc., whereby 300,000 shares were sold at a reduced rate with the discount given in exchange for consulting services in a total amount of $69,000. The $69,000 was expensed in our financial statements as consulting expense and through issuing of stock has been paid in full.

Currently, the company has only one contract with Dassault Falcon Jet in Little Rock Arkansas, and because the company maintains almost zero cash on hand, the loss of this single contract has the possibility of the company not being able to continue as a going concern.

Management feels the ability for the company to grow and expand more rapidly is entirely depended on the ability to raise additional funds in the future. At the same time, management also feels it is important to realize that we are a new and expanding company with a limited history of operations, revenue, and cash on hand.

The revenue generated by the company for fiscal 2006, was used toward the repayment of debts incurred in the first year of operations. The company will continue to maintain limited cash on hand until all debts the company has incurred have been repaid. The company currently has a debt load of approximately $108,799. The company’s ability to repay this debt is dependent on the company’s ability to maintain its current single contract with Dassault Falcon Jet, and/or add additional contracts in 2007.

The company will be seeking additional contracts in 2007 and the hiring of additional engineers. Typically, a contract engineer in the United States, with 5-10 years experience with a CADCAM engineering and manufacturing background receives between $50 to $60 USD per hour. In order to be able to meet the kind of payroll necessary to add an additional, for example, 5 employees for 2007, and to be able to continue payroll through extended billing cycles to clients of up to 120 days or more, a working capital larger than what the company currently has on hand will be required. In order for the company to accomplish this growth, it will be necessary to raise additional funds from an offering of our stock in the future. However, this offering may not occur, or if it occurs, may not raise the required funding for the company’s growth. Currently, the company does not have any plans or specific agreements for new sources of funding or any planned material acquisitions. We have no agreements, commitments or understandings in place concerning this type of offering.

Management feels the loss reported in Fiscal 2006 will be reduced in 2007, because of the reduction of cost of legal fees from the initial start-up, the consulting services having been paid in full, and the projected additional revenues generated by increased contractual consulting work for 2007. 2006 was our first year in operation. The company experienced no revenue generation in the first quarter, and a limited revenue generation in the second quarter because the initial consulting work did not begin until the end of April.

Our ability to continue as a going concern is dependent on our ability to maintain current contracts, and secure additional contracts in the future. Our independent auditors have indicated that there is substantial doubt about our ability to continue as a going concern over the next twelve months. Our poor financial condition could inhibit our ability to achieve our business plan. Because we have a limited history of operations, an investor cannot determine if we will continue profitability and growth.

We have not attained profitable operations and may be dependent upon obtaining financing to pursue our long-term business plan. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

The company recorded losses of $33,281 for the year ended 2006 on the sales of marketable securities. However, losses from the purchase and selling of marketable securities in 2007 will not be a factor because management has made the decision to not be involved in any investments in securities until all current debts have been repaid.

The company currently has no Off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

We currently rent the following property:

•	Address: City/State/Zip: 1100 North University Avenue, Suite 135, Little Rock Arkansas 72207
•	Number of Square Feet: 700
•	Name of Landlord: RPM Management
•	Term of Lease: Annual, expiring 12/31/08
•	Monthly Rental: $485.60
•	Is adequate for current needs

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ketner Global Investments, Inc. was incorporated in the state of Nevada on December 30, 2005. On January 1, 2006, Ketner Global Investments, Inc., a newly formed Nevada corporation formerly commenced operations, and began its pursuit of engineering consulting contracts in North America and South America. In 2006, the officers acquired beneficial ownership of their stock as outlined in the tables above.

One of the officer/directors of the Company has made interest free advances to the Company. During 2005, the officer contributed office furnishings and equipment in the amount of $1,913. During 2006, the officer made a loan to the Company, in the amount of $13,000, by way of an automobile trade. As of December 31, 2006, the balance of this loan payable is $12,819.

Another of the officer/directors of the Company has made interest free advances to the Company. During 2005, the officer contributed computer equipment in the amount of $3,000. During 2006, the officer made a loan to the Company, in the amount of $20,000, by way of an automobile trade. As of December 31, 2006, the balance of this loan payable is $22,298.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public re-sales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $400,340 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation
To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. We anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol and allow sales of our common stock under Rule 144.

There are 349,140 shares of our common stock held by non-affiliates and approximately 4,000,000 shares of our common stock held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

349,140 of our shares being held by non-affiliates are being registered under this registration statement and will be available for sale when the registration statement is declared effective. All of our shares held by affiliates will be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least one year, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to re-sales under Rule 144(k) for non-affiliates holding unregistered shares for at least two years. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus, assuming the volume and method of sale limitations in Rule 144 can be satisfied to the extent required.  The volume limitations limit affiliate sales to no more than 1% of our total issued and outstanding securities every 90 days. The manner of sale limitations requires sales through a broker on the market in an unsolicited transaction. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had approximately 24 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission. After this registration statement is declared effective, we will continue as a reporting company and will be subject to the proxy statement or other information requirements of the 1934 Act as the result of filing a registration statement on Form 8-A. We will voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

We have not paid any compensation or have made any options grants to our Directors or Executive Officers, and have no arrangements in place to pay them compensation in the future.

Board Compensation

Members of our Board of Directors do not receive compensation for their services as Directors.

KETNER GLOBAL INVESTMENTS, INC.
FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2006
AND FOR THE PERIOD DECEMBER 30, 2005 (INCEPTION) TO DECEMBER 31, 2005

KETNER GLOBAL INVESTMENTS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
Ketner Global Investments, Inc.

We have audited the accompanying balance sheets of Ketner Global Investments, Inc. as of December 31, 2006 and 2005, and the related statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2006 and for the period December 30, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ketner Global Investments, Inc. as of December 31, 2006, and 2005 and the results of its operations and its cash flows for the year ended December 31, 2006 and for the period December 30, 2005 (inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern The realization of a major portion of its assets is dependent upon its ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from this uncertainty.

Seligson & Giannattasio, LLP
White Plains, New York
February 12, 2007

KETNER GLOBAL INVESTMENTS, INC.
BALANCE SHEETS

	DECEMBER 31,
	2006	2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,966	$--
Marketable securities	7,216	--
Accounts receivable	1,344	--

Total Current Assets	10,526	--

Fixed assets, net of accumulated depreciation of $6,503 and $0, respectively	72,544	4,913

Other assets	486	--

TOTAL ASSETS	$83,556	$4,913

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Current portion of notes payable	$7,278	$--
Accounts payable and accrued expenses	35,589	--
Loan payable - margin	53	--
Loans payable - related parties	35,117	4,833

Total Current Liabilities	78,037	4,833

LONG-TERM LIABILITIES
Notes payable, net of current portion	30,762	--

Total Long-Term Liabilities	30,762	--

TOTAL LIABILITIES	108,799	4,833

SHAREHOLDERS’ EQUITY (Deficit)
Common stock, $.001 Par Value, 5,000,000 shares authorized, 4,349,340 and 4,000,000 shares issued and outstanding, respectively	4, 349	4,000
Additional paid-in capital	83,838	--
Accumulated other comprehensive income:
Unrealized gain on available-for-sale securities	776	--
Subscriptions receivable	(20)	(3,920)
Retained deficit	(114,186)	--

TOTAL SHAREHOLDERS’ EQUITY (DEFICIT)	(25,243)	80

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$83,556	$4,913

The accompanying notes are an integral part of the financial statements.

KETNER GLOBAL INVESTMENTS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,	Period December 30, 2005 (Inception) to December 31,
	2006	2005

OPERATING REVENUES
Revenues	$69,250	$--

OPERATING EXPENSES
General and administrative expenses	40,359	--
Professional fees	39,000	--
Consulting expense	69,000	--

Total operating expenses	148,359	--

Loss before other income (expense) and income taxes	(79,109)	--

OTHER INCOME (EXPENSE)
Interest expense (net)	(1,796)	--
Loss on sale of securities	(33,281)	--
Total other income (expense)	(35,077)	--

Loss before income taxes	(114,186)	--

Income taxes	--	--

NET LOSS	$(114,186)	$--

Other comprehensive loss:
Net loss	$(114,186)	$--
Unrealized gain on investment securities	776	--

Total comprehensive loss	$(113,410)	$--

Weighted average shares outstanding:
Basic and diluted	4,340,017	4,000,000

(Loss) available to common shareholders per share
Basic and diluted	$ ( .03)	$--

The accompanying notes are an integral part of the financial statements.

KETNER GLOBAL INVESTMENTS, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Subscriptions Receivable	Additional Paid-In Capital	Net Unrealized Gain on Investment Securities	Accumulated Deficit	Total
	Shares	Amount
Balance, December 30, 2005 (Date of Inception)	--	--	--	--	--	--	--

Common stock issued	4,000,000	$4,000	$(3,920)	--	--	--	80

Balance, December 31, 2005	4,000,000	4,000	(3,920)	--	--	--	80

Common stock issued	349,340	349	--	83,838	--	--	84,187
Stock subscription received	--	--	3,900	--	--	--	3,900
Net unrealized gain on available for sale securities	--	--	--	--	776	--	776
Net loss	--	--	--	--	--	(114,186)	(114,186)

Balance, December 31, 2006	4,349,340	$4,349	$(20)	$83,838	$776	$(114,186)	$(25,243)

The accompanying notes are an integral part of the financial statements.

 KETNER GLOBAL INVESTMENTS, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,	Period December 30, 2005 (Inception) to December 31,
	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	($ 114,186)	$--
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	6,503	--
Loss on sale of securities	33,281	--
CHANGES IN OPERATING ASSETS AND LIABILITIES
Accounts receivable	(1,344)	--
Other assets	(486)	--
Accrued expenses	35,589	--

NET CASH FLOWS FROM OPERATING ACTIVITIES	(40,643)	--

CASH FLOWS FROM INVESTING ACTIVIES
Purchase of marketable securities	(200,684)	--
Sale of marketable securities	160,963	--
Net borrowings from related parties	(2,716)	--
Acquisition of fixed assets	(1,036)	--

NET CASH FLOWS FROM INVESTING ACTIVITIES	(43,473)	--

CASH FLOWS FROM FINANCING ACTIVITIES
Stock subscriptions received	3,900	--
Issuance of common stock	84,187	--
Repayment of long term debt	(2,058)	--
Net borrowings from loan payable	53	--

NET CASH FLOWS FROM FINANCING ACTIVITIES	86,082	--

NET INCREASE (DECREASE) IN CASH	1,966	--
CASH AT BEGINNING OF YEAR	--	--
CASH AT END OF YEAR	$1,966	$--

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$--	$--
Interest paid	$1,846	$--

NONCASH INVESTING AND FINANCING ACTIVITIES
Officer/Director loan for fixed assets	$33,000	$4,913
Fixed assets purchased through issuance of notes payable	$40,098	$--

The accompanying notes are an integral part of the financial statements.

KETNER GLOBAL INVESTMENTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 1 -	ORGANIZATION, DESCRIPTION OF COMPANY’S BUSINESS AND BASIS OF PRESENTATION

Ketner Global Investments, Inc. (the “Company”) was incorporated in the state of Nevada on December 30, 2005. On January 1, 2006, Ketner Global Investments, Inc. formally commenced operations at the address of 3904 Warwick, Colleyville, Texas 76034. On August 31 2006, the company moved its corporate office to Little Rock, Arkansas.

The Company is an engineering and management consulting company providing services for, but not limited to, large scale manufacturing industries, primarily in the aircraft and automotive industries. The Company intends to invest in companies within these industries.

GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As reflected in the financial statements, losses from December 30, 2005 (inception) to December 31, 2006 aggregated $114,186 and raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s cash flow requirements during this period have been met by contributions of capital and debt financing. Management’s plans include the potential expansion of its business. The Company anticipates that financing will be required until such time that the Company has been able to expand its business. Currently, the Company can not determine when that will occur and as such the Company will need to obtain financing to cover its costs for the foreseeable future. No assurance can be given that these sources of financing will continue to be available. If the Company is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations.

The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company recognizes revenue as services are performed. Currently, revenue is recognized for services rendered pursuant to a contract with Dassault Falcon Jet, a major aircraft manufacturer in Little Rock, Arkansas. The contract is a “Time and Material” type contract in which the Company has been contracted to help in the reduction of delivery times for aircraft produced at this facility by providing engineer consulting personnel that specialize in this field. This contract currently represents the sole source of revenues for the Company.

Marketable Securities

The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt, and Equity Securities”. Under this standard, certain investments in debt and equity securities are reported at fair value. The Company’s marketable securities, which consist primarily of investments in the stock of public companies, are reported as securities available for sale. The unrealized gain on these securities is reflected as a separate component of shareholders’ equity and any changes in their value are included in the comprehensive loss. At December 31, 2006, the marketable securities consisted of the following:

Cost	$6,440
Gross unrealized gain	776
Market value	$7,216

Cost used in the computation of realized gains and losses is determined using the average cost method. There were sales of marketable securities during the year ended December 31, 2006, in the amount of $160,963, resulting in net losses of $33,281.

KETNER GLOBAL INVESTMENTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Depreciation and Amortization

Fixed assets are recorded at cost. Depreciation and amortization generally are reported on a straight line method for the various assets as follows:

Furniture, fixtures and equipment	7 years
Computer equipment	5 years
Automobile	5 years

Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following:

December 31, 2006

Professional fees	$34,000
Operating expenses	1,589

Total	$35,589

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company maintains substantially all of its cash balances in two financial institutions. The balances are each insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2006, the Company did not have any uninsured cash balances, although the Company may exceed the limits at times throughout the year.

Fair Value of Financial Instruments

The Company has a number of financial instruments. The Company estimates that the fair value of all financial instruments at December 31, 2006 and 2005 does not differ materially from the aggregate carrying values of these financial instruments recorded in the accompanying balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Income Taxes

The Company’s deferred income taxes arise primarily from the differences in the recording of net operating losses, allowances for bad debts, inventory reserves and depreciation expense for financial reporting and income tax purposes. Income taxes are reported under the liability method pursuant to SFAS No. 109 “Accounting for Income Taxes”. A valuation of allowance is provided when the likelihood of realization of deferred tax assets is not assured.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

KETNER GLOBAL INVESTMENTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings (Loss) Per Share

The Company calculates earnings (loss) per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings (loss) per share was computed by dividing net income (loss) by the weighted average number of common shares outstanding. At December 31, 2006 and 2005, there were no potentially dilutive shares excluded from the calculation of earnings (loss) per share.

Advertising

The Company’s policy is to expense the costs of advertising and marketing as incurred. During the year ended December 31, 2006, there have been no advertising and marketing costs incurred.

Employee Compensation

The Company financial statements do not include compensation expense for employees. As of December 31, 2006, the Company has not employed or made contract to employ anyone, therefore the Company has not and does not intend to enter into any employment agreements in the near term.

Recent Accounting Pronouncements

In February 2006, the FASB issued FASB Statement No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (“FASB No. 155”). FASB No. 155 amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. FASB No. 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

FASB No. 155:

Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation

a.	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133
b.
Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation

c.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives
d.
Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

FASB No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of FASB No. 155 may also be applied upon adoption of FASB No. 155 for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of FASB No. 155. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of FASB No. 155 may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis.

KETNER GLOBAL INVESTMENTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative-effect adjustment to beginning retained earnings. The cumulative-effect adjustment should be disclosed gross (that is, aggregating gain positions separate from loss positions) determined on an instrument-by-instrument basis. Prior periods should not be restated. The Company does not believe there will be any effect on the financial statements upon adopting FASB No. 155.

In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (FASB Statement No. 156”). FASB No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. FASB No. 156 is effective for years beginning after September 15, 2006. The Company does not believe FASB No. 156 will have a material effect on the Company’s financial statements.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (FASB No. 157”). FASB No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. FASB No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice.

FASB No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company is currently reviewing the potential effect of this statement on its financial statements.

In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132R” (“FASB No. 158”). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The Company does not believe FASB No. 158 will have any material effect on its financial statements.

KETNER GLOBAL INVESTMENTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 3 -	FIXED ASSETS

Fixed assets consist of the following:

	December 31,
Item	2006	2005

Furniture and fixtures	$1,913	$1,913
Automobiles	73,098	--
Computer Equipment	4,036	3,000
	79,047	4,913
Less depreciation	6,503	--
Net fixed assets	$72,544	$4,913

Depreciation expense for the year ended December 31, 2006, was $6,503. There was no depreciation expense reported for the period ended December 31, 2005 as the assets were contributed to the Company on December 30, 2005, but were not placed into service until 2006.

NOTE 4 -	ISSUANCE OF COMMON STOCK

The Company incorporated December 30, 2005, with 5,000,000 shares of authorized common stock with a par value of $.001. During 2005, 4,000,000 shares were issued to officers and directors of the Company. During 2006, the Company sold 349,340 shares of common stock at various prices per share, in private sales, in order to finance the Company’s initial operations. The shares sold during 2006 included 300,000 which were issued to Matrix Developers, Inc. at a price below the market value on the date of issuance in recognition of consulting services performed. The issuance of the shares have been reported at the market value on the date of issuance and include consulting services totaling $69,000 which was charged as consulting expense in 2006.

NOTE 5 -	INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates in effect in the years in which the differences are expected to reverse. Because of the questionable ability of the Company to utilize these deferred tax assets, the Company has established a 100% valuation allowance for these assets.

As of December 31, 2006 and 2005, the Company’s deferred income taxes are comprised of the following:

	December 31,
	2006	2005
Deferred tax assets
Net operating losses	$1,556	$--
Capital loss	11,316	--
Depreciation	466	--

Total deferred tax assets	13,338	--

Valuation allowance	(13,338)	(--)

Deferred tax assets	$--	$--

The valuation allowance increased by $13,338 during the year ended December 31, 2006.

KETNER GLOBAL INVESTMENTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 5 -	INCOME TAXES (continued)

The Company’s income tax expense consists of the following:

December 31,
	2006	2005

Current:
Federal	$--	$--
States	--	--

total	--	--

Deferred:
Federal	$--	$--
States	--	--

total	--	--

Provision for income taxes	$--	$--

The Company files an income tax return and has net operating loss carry forwards and capital loss carry forwards of approximately $4,577 and $33,282 for federal and state purposes, which expire through 2026 and 2011, respectively. The utilization of the operating loss carry forward may be limited based upon changes in ownership as defined in the Internal Revenue Code. The capital loss carry forward is limited to the offset against future capital gains, if any.

A reconciliation of the difference between the expected income tax rate using the statutory federal tax rate and the company’s effective rate is as follows:

	December 31,
	2006	2005

U.S. Federal income tax statutory rate	34%	34%

Valuation allowance	(34)%	(34)%

State income taxes	--	--

Effective tax rate	--%	--%

KETNER GLOBAL INVESTMENTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 6 -	RENTAL COMMITMENTS

The Company leases its current office space through a noncancelable operating lease which expires December 31, 2008. During 2006, the Company occupied space that was previously occupied by an entity owned by one of the officers of the Company. The Company paid the rent for these facilities pursuant to the lease in effect with the officer’s entity. The minimum rental payments for year ended 2007 is $5,827, and will increase at the rate of four per cent per annum during the term of the lease.

The future minimum rental on the lease is as follows:

Year ended December 31,
2007	$5,827
2008	6,060
$11,887

Rental expense for year ended 2006 was $4,208. There was no rental expense for the period ended 2005.

NOTE 7- MAJOR CUSTOMERS

The Company has one customer which accounts for virtually all of revenues and accounts receivable for the year ended 2006.

NOTE 8-  LONG-TERM DEBT

The Company’s long-term debt consists of the following:

Description	Interest Rate	Due Date	December 31, 2006

Automobile loan payable in monthly installments of $370.68 including interest, collateralized by the automobile	5.9%	2011	$18,015

Automobile loan payable in monthly installments of $403.89 including interest, collateralized by the automobile	5.9%	2011	20,025

			38,040

Less: current notes payable			7,278

			$30,762

Long-term debt matures as follows:

Year ending December 31,

2007	$7,278
2008	7,716
2009	8,186
2010	8,683
2011	6,177

Total	$38,040

KETNER GLOBAL INVESTMENTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2006

NOTE 9-	RELATED PARTY TRANSACTIONS

One of the officer/directors of the Company has made interest free advances to the Company. During 2005, the officer contributed office furnishings and equipment in the amount of $1,913. During 2006, the officer made a loan to the Company, in the amount of $13,000, by way of an automobile trade. As of December 31, 2006, the balance of this loan payable is $12,819. The balance of this loan will be paid as cash flow permits.

Another of the officer/directors of the Company has made interest free advances to the Company. During 2005, the officer contributed computer equipment in the amount of $3,000. During 2006, the officer made a loan to the Company, in the amount of $20,000, by way of an automobile trade. As of December 31, 2006, the balance of this loan payable is $22,298. The balance of this loan will be paid as cash flow permits.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PROSPECTUS
KETNER GLOBAL INVESTMENTS, INC.

Dated December 31, 2006

The selling shareholders are offering up to 349,140 shares of common stock. The selling shareholders will offer and sell their shares at $.50 per share until our shares are quoted on the OTC Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices or privately negotiated prices.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best shares of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The By-laws of Ketner Global Investments, Inc. provide that it shall indemnify its directors and officers to the fullest extent permitted by Nevada law.  With regard to the foregoing provisions, or otherwise, Ketner Global Investments, Inc. has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ketner Global Investments, Inc. will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee*	20
Legal Fees and Expenses	10,000
Accounting Fees and Expenses*	25,000
Printing, Edgar, Postage and Miscellaneous*	1,500
Total*	$36,520
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

Ketner Global Investments, Inc. was incorporated in the state of Nevada on December 30, 2005. From January 1, 2006 thru December 31, 2006, we sold 349,140 shares of common stock to 19 of the individuals or entities listed in the Selling Stockholders, who were accredited investors or sophisticated investors, for strategic business development at an average price of $.04 per share for a total of $15,187.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

None of these issuances involved underwriters, underwriting discounts or commissions;

•	We placed restrictive legends on all certificates issued;
•	No sales were made by general solicitation or advertising;
•	The distributions were made only to investors who were accredited or sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors were accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3	1.	Articles of Incorporation of Ketner Global Investments, Inc.
	2.	Bylaws of Ketner Global Investments, Inc.
	3.	Organizational documents of Ketner Global Investments, Inc.
	4.	Exchange Agreement

Item 4		Form of common stock Certificate of the Ketner Global Investments, Inc.(1)

Item 5	1.	Consent of Seligson & Giannattasio, LLP.*
	2.	Legal opinion and consent of Karlen & Stolzar, LLP.

Item 10		Contract between Ketner Global Investments, Inc. and Dassault Falcon Jet.(2)

*Filed herewith

All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1)	Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

(2)	Actual dollar figures for this contract have been redacted in order to provide protection between Ketner Global Investments, Inc. and its competitors.

UNDERTAKINGS

Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Little Rock, Arkansas on February 27, 2007.

KETNER GLOBAL INVESTMENTS, INC.

Date: 02/27/2007	By:	/s/ James Ketner
James Ketner
President/CEO/Chairman
Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

KETNER GLOBAL INVESTMENTS, INC.

Date: 02/27/2007	By:	/s/ Michelle LynRay
Michelle LynRay
Secretary/Treasurer/Director